Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934

Subject Company: Premier Financial Bancorp, Inc.
Commission File No. 000-16772
Conference Call Script
1st Quarter 2021 Results
Tuesday, April 20, 2021
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Chuck, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period ended March 31, 2021.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [facilitator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [facilitator instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to:

•    the completion and integration of planned acquisitions, including the pending merger with Premier Financial Bancorp, Inc. and the acquisition of North Star Leasing Company and any future acquisitions, which may be unsuccessful or may be more difficult, time-consuming or costly than expected, and the risk of expansion into new markets;

•    Peoples’ ability to obtain regulatory approvals of the proposed merger with Premier Financial Bancorp, Inc. (or “Premier”) on the proposed terms and schedule, and the adoption of the merger agreement by the shareholders of Peoples and Premier Financial Bancorp, Inc.

•    the ever-changing effects of the COVID-19 pandemic on economic and market conditions and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, as well as the availability and effectiveness of vaccines;

•    changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken and the implementation of related economic stimulus packages, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;

•    the success, impact and timing of the implementation of Peoples’ business strategies and Peoples’ ability to manage strategic initiatives, including the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers’ operations and financial condition;

•    the competitive nature of the financial services industry;

•    the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including in connection with the current expected credit loss model (or “CECL model”);

•    the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;

•    uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; and,

•    changes in accounting standards, policies, estimates or procedures.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 1st quarter 2021 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.

A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:

Thank you, Chuck.
Good morning, I am glad you are able to join us for a discussion of our first quarter results.

Earlier this morning, we released our earnings at 6:00 a.m. This version of the earnings release included inaccuracies in certain reported amounts, and we issued an updated earnings release at 9:35 a.m. with corrected amounts. Please note that the correct version of our earnings release included $15.5 million of net income.

I would like to start with our recent announcement, which is the two acquisitions we plan to complete this year.

•    First, we have already closed the North Star Leasing acquisition at the beginning of this month.

•    We have welcomed their team, and are very optimistic and excited about the future.

•    As of April 1, North Star Leasing had assets of approximately $86 million.

•    We are excited about the opportunities to offer new leasing products, and the lift we anticipate seeing in future periods to our net interest income and margin from this high-yielding business.

We also announced a planned merger with Premier Financial Bancorp, Inc., which is subject to the satisfaction of customary closing conditions, including regulatory and shareholder approvals. We anticipate this merger will be completed late in the third quarter of 2021.
The attractive market areas associated with Premier, which includes access along the I-79 corridor, complements our current footprint. Citizens Deposit, a banking subsidiary of Premier, has locations in Northern Kentucky, just outside of Cincinnati, which will increase our presence in that metro area. Overall, Premier has locations in West Virginia, Kentucky, Virginia, Maryland and Washington D.C. and had approximately $1.9 billion in assets as of December 31, 2020.

We believe our wide array of products and services, coupled with the increased credit capacity, will benefit the customers of Premier. We look forward to partnering with their associates to deliver high quality customer service.
While we are pleased with our recent acquisition activity, we have also continued to focus on our core business.
Looking to our financial results for the quarter, this morning we reported diluted earnings per share of:

•    $0.79 compared to $1.05 for the fourth quarter, and a loss of 4 cents for the first quarter of 2020.

As we have had historically, our quarterly expenses for the first quarter of each year includes additional costs related to:

•    Employer contributions to associates’ health savings accounts;

•    Stock-based compensation expense for certain employees;

•    Higher payroll taxes; and,

•    Annual merit increases.

•    For the first quarter of 2021, the health savings contributions, stock-based compensation expense and higher payroll taxes totaled $1.9 million and negatively impacted diluted EPS by 8 cents.

During the quarter, we also recognized certain non-core costs, which included:

•    Acquisition-related and COVID-related expenses that totaled $1.9 million and $292,000, respectively.

•These costs negatively impacted diluted EPS by 8 cents and 1 cent, respectively.

•    We made a $500,000 contribution to our charitable foundation, which reduced diluted EPS by 2 cents.

•    We also recognized annual performance-based insurance commissions which totaled $2 million, and added 8 cents to diluted EPS.

Our first quarter results included an additional release of $4.7 million of provision for credit losses, which was similar to the fourth quarter, but at a lower rate. The economic forecast provided by Moody’s, which we utilize in our CECL model, continued to improve.

We anticipate that we will have continued volatility in our provision for credit losses during 2021, as the economic forecast from Moody’s adjusts as we emerge from the pandemic and restrictions are lifted.

For the quarter, on a reported basis, we did not generate positive operating leverage. On an adjusted basis, which excludes non-core expenses, we did have positive operating leverage compared to the prior year quarter.

We continue to participate in the SBA Paycheck Protection Program and currently have approvals from the SBA on approximately $150 million in loans.

We have been receiving forgiveness of the loans we originated last year, and at the end of March had remaining balances of $228 million on those loans.

Moving onto our loan modifications:

•    At the end of March, our COVID-related loan modifications stood at $13 million. Of this amount, $12 million represented commercial modifications, while consumer modifications were $1 million.

•We approved an additional 3 months of interest-only payments, which will take our aggregate loan modifications to approximately $31 million.

A highlight for the quarter was our improved credit quality. Our delinquency rates are stable, our nonperforming assets declined and our criticized loans dropped from year-end.

During the pandemic, we have closely monitored our credit quality, which includes loan delinquencies, and have seen a stable delinquency rate in our portfolio. At the end of the quarter, our current portion of our loan portfolio was 99.0%, which was consistent with prior quarters.

Our nonperforming assets improved considerably during the quarter, as they decreased 9%, or $2.7 million, from year-end. The declines in both our 90+ days past due and accruing loans and nonaccrual loans were attributable to a number of smaller relationships.

Compared to year-end, our criticized loans decreased by 10%, or $12.0 million. Most of the reduction was due to payoffs and upgrades of a handful of credits. At the same time, our classified loans increased by $3.6 million, net of payoffs, which was due to the downgrade of a $6.8 million relationship, and was partially offset by upgrades of several small relationships.

Our quarterly annualized net charge-off rate was 13 basis points, which continues to be well below our historical net charge-off rate of 20 to 30 basis points.

As for our loan portfolio, our loan balances grew nearly $7 million from year-end, which included declines in PPP balances of $17 million.

•    Excluding PPP loan balances, our loan portfolio grew 3% annualized compared to year-end.

•    We had strong loan production and a healthy pipeline, which was offset by low line utilization that is being driven by an unusually high amount of customer liquidity.

•Our declining line of credit utilization contributed to a nearly $30 million decrease in outstanding line of credit balances compared to year-end.

•We had some shift in our mix of commercial real estate and construction loan balances compared to year-end, as some of our construction loans converted to permanent financing as they were completed during the quarter, causing fluctuations between these categories of our portfolio.

•At the same time, our commercial and industrial balances, if you exclude PPP loans, grew 5% annualized.

•Our consumer indirect loans continued to grow and increased 13% annualized compared to year-end.

We have been pleased that during the last year of the pandemic, despite our branches being appointment-only for extended periods of time, we have been able to grow our total households by 3% compared to March of 2020.
I will now turn the call over to Katie for additional details around our financial performance.

Ms. Katie Bailey:

Thank you, Chuck.

Our net interest income grew 4% compared to the linked quarter and 3% over the prior year quarter. Actions that we took in the fourth quarter to reduce the impact of premium amortization on our investment securities income had a positive impact for the quarter.

Our net interest margin improved by 13 basis points over the linked quarter, and was largely due to PPP loans. We were able to keep our margin, excluding PPP income, stable compared to the linked quarter.

•    During the quarter, we recognized $4.7 million of income related to deferred fees and costs on the PPP loans, which was an increase of nearly $1 million over the linked quarter.

•    For the quarter, the PPP income added 28 basis points to net interest margin.

•    We also recorded $383,000 of net accretion income related to prior acquisitions during the quarter, which added 4 basis points to net interest margin, compared to $207,000, and 2 basis points, for the linked quarter.

•    Compared to the linked quarter, net interest margin was reduced by 5 basis points due to inflated cash balances.

•This excess cash was held on the balance sheet during the quarter, in preparation for the purchase of the leasing company, which was an all-cash deal.

•As a result, we anticipate a reduction in cash balances during the second quarter.

Our net interest margin declined 25 basis points compared to the first quarter of 2020. This was largely due to the sharp decline in interest rates as a result of the pandemic, which began impacting our yields late in the first quarter of last year.

Looking forward, we believe the high-yielding leases we purchased with the North Star Leasing acquisition will benefit our net interest margin in future periods.

•    These leases have an average gross yield of around 18%, which is much higher than the rest of our loan portfolio; and,

•    We expect to grow both of our leasing and premium finance businesses in 2021.
Our efficiency ratio was impacted during the quarter by the annual recurring costs Chuck mentioned earlier.

•    As a result, our adjusted efficiency ratio, which excludes non-core expenses, was higher compared to the linked quarter and prior year quarter; but,

•    Improved compared to the first quarter of last year as we were able to grow our revenues beyond our increase in expenses over that period.

Our fee-based income, which is non-interest income, excluding gains and losses, was flat compared to the linked quarter.

•    We had considerable growth in insurance income, which was bolstered by the annual performance-based insurance commissions.

•    This increase helped to offset the reduction in mortgage banking and commercial loan swap fee income, along with our continued decline in deposit account service charges, which have been heavily impacted during the pandemic.

Compared to the first quarter of 2020, our fee-based income experienced growth provided by insurance, trust and investment, and electronic banking income.

•    The annual performance-based insurance commissions we received this year were 50% higher than what we received during the first quarter of 2020.

•    We also had higher trust and investment income due to the recovery of market values of assets managed, compared to at the end of March last year, along with new accounts opened that added to the increased fee income.
Fee-based income comprised 33% of total revenue for the quarter, compared to 34% for the linked quarter and 31% for the prior year quarter.

Our total non-interest expense grew 14% compared to the linked quarter.

•    As we noted earlier, we traditionally have higher expenses in the first quarter of each year as merit increases are given to our associates, we fund a contribution to our associates’ health savings and flexible spending accounts, and we grant stock awards.

•    Our marketing expense during the quarter grew largely due to the contribution we made to our charitable foundation; and,

•    We incurred $1.9 million of acquisition-related expenses compared to $77,000 for the linked quarter.
Total non-interest expense increased 11% compared to the first quarter of 2020.

•    Our salaries and employee benefit costs caused the most significant increase and were driven by the additional salaries associated with the premium finance business and annual merit increases at the beginning of this year.

•Also contributing to the increase was higher sales and incentive compensation from our increased sales revenue and corporate performance compared to last year.

•    Our acquisition-related expenses were $1.9 million higher during the first quarter of 2021 than they were during the same period in 2020.

•    At the same time, our data processing and software costs grew as we added new software during 2020, and our core processing costs increased.

•    We also had higher FDIC insurance expense, as our previous credits were fully utilized in early 2020; and,

•    The PPP loans resulted in higher FDIC expense as we have not utilized the Federal Reserve’s PPP Liquidity Facility, which would have reduced our FDIC insurance expense.

•We utilized alternative lower cost funding sources that provided more savings to us than what we would have saved by using the PPP Liquidity Facility.

Our normalized expenses for the quarter were around $35 million, which excludes the non-core and additional annual costs we incurred.

Moving to our balance sheet, we grew our investment portfolio during the quarter as we have had an influx of cash from deposits and the forgiveness of PPP loans. We typically like to maintain our investment portfolio at around 18-20% of total assets.

•    Our core deposits, which exclude CD balances, grew nearly $410 million from year-end.

•Most of this growth was in non-interest bearing and money market accounts, along with governmental deposits which typically get seasonal funding during this time of year.

•Our demand deposits grew to 45% of total deposits at March 31, 2021 compared to 43% at year-end.

We continue to maintain well capitalized status for our regulatory capital ratios. We had been repurchasing shares in prior periods, and announced a new share repurchase program earlier this year. As we are currently working toward the completion of the merger with Premier, we will not be repurchasing shares for the foreseeable future. We will continue to monitor our capital levels to determine the appropriate deployment for excess capital.

I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:

Thanks, Katie.

As we look to increase our market share with our announced acquisitions, we are also anticipating creating efficiencies that will contribute to our future profitability.
We are pleased with the fact that the Premier acquisition should be immediately accretive to earnings, and should have a relatively short earn-back period for tangible book value of 2.6 years. Even more exciting, is that these two deals should add 75 to 80 cents to EPS in 2022.

We continue to focus on driving shareholder value, and during 2020 we completed share repurchases in each quarter, and raised our dividend, which provides an attractive yield. We also just announced another penny increase to our dividend this morning. During 2021, with market conditions changing, we are leveraging our capital base to complete two acquisitions, and will continue to be opportunistic as it relates to capital deployment.

Turning back to our results for the quarter, some of the highlights were:

•    Positive operating leverage, on an adjusted basis, compared to the first quarter of last year;

•    Improved net interest income and margin compared to the linked quarter;

•    Loan growth of 3% annualized compared to year-end, excluding PPP payoffs;

•    A 1% improvement in tangible book value per share compared to year-end;

•    Stable credit quality compared to prior quarters;

•    Increased households compared to both year-end and March 2020; and,

•    We are proud to report that our associates donated nearly $34,000 to local foodbanks that serve our existing footprint during the first quarter of 2021.

•    We also surpassed $5 billion in assets at March 31.

I would like to share a couple of thoughts as it relates to 2021:

•    We anticipate our second quarter core non-interest expenses, including North Star Leasing, will be between $37 and $38 million;

•    We expect to produce loan growth of between 3% and 5% annualized for the second quarter, excluding PPP loans and acquired leases. However, that will be dependent on line of credit utilization rates remaining stable. We are optimistic about the economy and we have a healthy pipeline.

•    We believe our gross charge-off rate will be between 25 basis points and 35 basis points, given our historical gross charge-off rate of between 15 and 25 basis points and the North Star Leasing historical charge-off rate of between 3.5% and 4%.

•    We are very optimistic about our ability to grow income in 2022 versus 2021.
o    Our two acquisitions should give us EPS growth of 75 to 80 cents in 2022.

o    This represents an increase of around 35% percent compared to current 2021 street estimates.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Question and Answer Session

[Facilitator instructions and questions]

Facilitator: And the first question will come from Scott Siefers, with Piper Sandler.

Mr. Scott Siefers: Katie, maybe first one for you. I think, if I did the math correctly, if we remove PPP and purchase accounting benefits, looks like the sort of the core margin is running around 2.94% currently? Maybe some thoughts on where that goes from here and, I guess, what you would be including? And, in a perfect world, if we could include the leasing transaction in there, just as you look for second quarter? But I'm all ears on what you're thinking.

Ms. Katie Bailey: Yes. I think on the core side, we'd have to see what these deposits do. We will have some of the governmental deposits run off, as we've noted there seasonally in the first quarter, and it will fade as we get through the quarter. So that'll help us, from a liquidity perspective, get some of that cash off the balance sheet with the core margin. As we said, I think that cost us about 5 basis points for the quarter. So gets us somewhere into core being around 3%. And I think we'll have maybe a little bit more upside on the investment book as it relates to yield there, with the restructuring that we noted in the release. And as we've noted on the leasing acquisition, those are gross yields of about 18%. We brought on $86 million, and I think they'll have some growth from that starting point in the second quarter.

Mr. Scott Siefers: And then, maybe Chuck, just sort of the nuance of that loan growth expectation ex-PPP? I think we've all been a little surprised that some of this excess liquidity hadn't gotten drawn down more quickly, and we haven't seen line utilization. Just when you're talking to your customers, sort of what gives you confidence in accelerating trends, and sort of what are you seeing out there?

Mr. Chuck Sulerzyski: Well, I think what gives us confidence is the new business that we've been able to do. I mean, under normal circumstances, our loan growth, with the production we've had the last few quarters, would be low double digits. So we're really fighting some headwinds. The line utilization, the liquidity I mean -I think deposits are like 27% higher than they were a year ago. People are getting all this PPP money, paying off stuff. So it's just a lot of headwinds. But I am really excited and optimistic in terms -- at some point, that line utilization is going to go the other direction. And that's going to be wind in our sails. We've also been able to bring in a lot of customers and will eventually get their insurance and will eventually get their retirement plan. So it's a little -- we feel like we're running on a treadmill superfast and not getting that much. But at some point, those trends are going to reverse and will be pretty positive.

Facilitator: The next question will come from Steve Moss, with B. Riley Securities.

Mr. Steve Moss: Just following up on terms of the pipeline here. Do we think of it primarily as focused in consumer and commercial real estate? Just kind of curious those dynamics that you're seeing, outside maybe the C&I commitment growth.

Mr. Chuck Sulerzyski: Well, on the consumer side, our indirect business has seen a tremendous amount of growth. And we believe that that will continue. The unknown there is really inventory, as car dealers don't have much inventory at this point. Also on the consumer side, the mortgage business is hampered by inventory, but we think that it will continue to do well. On the commercial side, we've enjoyed good C&I growth. And CRE growth is pretty balanced for us, and we're optimistic that it can continue.

Mr. Steve Moss: And then, just in terms of the investment securities with the restructuring and the additional purchases, kind of how do we think about the yield on that portfolio here for the upcoming quarter?

Ms. Katie Bailey: Yes, I think what we've been buying has a yield of around 1.5% to 2%.

Mr. Steve Moss: And so between the purchases and the restructuring, look for that to head higher to some extent here, I guess?

Ms. Katie Bailey: Yes, I think it'll inch up. It won't be as drastic as probably what we saw from Q4 to Q1.

Mr. Steve Moss: And just in terms of the reserve ratio here, just kind of curious. You guys kind of hinted at more reserve releases here. How do we think -- what do you think could be the bottom on the reserve ratio? Do we think about the day one CECL reserve as kind of maybe where it heads longer term?

Ms. Katie Bailey: I think day one was pretty optimistic outlook. I think the economy was ticking along at a pretty good clip at that point. I think getting to that level will be awhile, if ever. So I think, to your point, we still have some room potentially to go if loan balances were to hold flat. But that's not the expectation with the growth that we have forthcoming. And then, with the leasing company, as we noted, their loss rates are historically higher than what the core bank has been. So that'll increase that percentage or that coverage ratio.

Facilitator: The next question will come from Russell Gunther, with D.A. Davidson.

Mr. Russell Gunther: I appreciate the color on the near-term outlook for expenses. Maybe a bit bigger picture, and assuming no change at the short end of the curve, what's the outlook for the efficiency ratio with these two acquisitions fully in the run rate and expense saves realized? Is there a target or a range you're shooting for?

Ms. Katie Bailey: Yes. I think in the deck that we've put together back when we announced the two acquisitions in March, on March 29, we said about a 60% efficiency ratio was the all-in.

Mr. Russell Gunther: Six zero is the --

Ms. Katie Bailey: Six zero.

Mr. Russell Gunther: -- target by the end of 2022?

Ms. Katie Bailey: Yes.

Mr. Russell Gunther: And then, assuming some help at the short end of the curve, we could see that positive operating accelerate a bit?

Ms. Katie Bailey: That would be nice.

Mr. Russell Gunther: That would be nice. So to that end, could we talk about loan floors? And again, maybe getting ahead of ourselves in terms of when the fed may move, but with, say, 25 or 50, are there floors that need to be worked through that mitigate some asset sensitivity in the early innings of a rate hike cycle?

Mr. Chuck Sulerzyski: In terms of rate floors on a rate hike, I'm not quite following. I mean, if the rates are going up -- we've hit some floors now on some of our customers. But if the rates went up, we'd be moving away from the floors.

Mr. Russell Gunther: You would break through any remaining floors with a 25-basis point increase in fed funds? And capture the full benefit to the commercial yield on the floating rate?

Mr. Chuck Sulerzyski: I hate to be thick here, but let me go ahead and try. So if rates rise, you're going to move further away from the floors and help us.

Mr. Russell Gunther: It sounds like, Chuck, that there are no floors in place that would mitigate receiving the full benefit of rising rates? Is that correct?

Ms. Katie Bailey: State that again? I'm sorry.

Mr. Russell Gunther: Are there any floors in place on your loans that would mitigate the impact of the short end of the curve moving higher?

Ms. Katie Bailey: No. I don't think there's any floors that you're describing on our loan portfolio.

Mr. Russell Gunther: Got it. And then --

Mr. Chuck Sulerzyski: If you're asking if there are any floors in the money now, not many. It's a very small amount.

Mr. Russell Gunther: Switching gears to the loan growth, I appreciate the guidance you put out for this year. Ex-PPP, could you talk a little bit about how the recent acquisition, as excess liquidity is out of the system -- all else being equal, do you expect that to be accretive to the legacy growth rate at PEBO, or just perhaps diversified from a geographic perspective, but the growth rate similar?

Mr. Chuck Sulerzyski: I think it's a combination of different things there. In the deck that we did, we modeled a 3% growth rate in the acquisition. I think lots of those markets are going to grow much faster as you get in and around the DC area. A lot of it is very similar to what we have and would be consistent with what we have. We do expect the leasing company to grow faster than the bank, the premium finance company to grow faster than the bank.

Facilitator: [Faciliator Instructions] Our next question will come from Michael Perito, with KBW.

Mr. Michael Perito: A lot of my questions have been asked. I did want to just clarify. And I apologize if you touched on this in the opening remarks, I'm kind of jumping back and forth between calls here. But with the North Star deal closing at the end of close on the 31st, Katie, I was wondering if you could just kind of walk through if any of the metrics or anything that closed was different than you guys kind of communicated initially? And if you could maybe just share with us the final goodwill number as we try to kind of think about the 2Q book value starting point with that transaction now closed?

Ms. Katie Bailey: Sure. So we're in process of getting all the financials in order for Q2. Like you said, it closed end of business on the 31st. We'll record it in our financial statements, including the goodwill effective April 1. So we don't have goodwill at this time. But I think what we announced on March 29 is consistent with what we acquired on March 31.

Mr. Michael Perito: So it's fair -- can you just remind me what -- I'm sorry, the purchase price was on North Star was about -- sorry, I'm just trying to look it up here -- do you have that number?

Ms. Katie Bailey: It was $47.5 million, plus we paid off a line that they had with another institution that was almost $70 million. So in our balance sheet at 3/31, there's about $116 million sitting in other assets for those two items that we paid March 31.

Mr. Michael Perito: And then just conceptually, then, the goodwill would minimally have to probably be $45 million, $50 million? Is that fair? I mean, could it be more? I'm not trying to lock in a number necessarily, but just any kind of conceptual thoughts you could share on how that impact could be impacted by the purchase price, and then the liabilities that you paid off?

Ms. Katie Bailey: Yes. I think your number is high. I think it's going to be less than half of that.

Mr. Michael Perito: And then, just a question for Chuck, just a quick one here. I think I saw in a press release this morning that you guys increased the dividend by another penny, to $0.36, in the second quarter. Curious just if you -- you have these deals, you're increasing the dividend -- just any updated thoughts on capital going forward? I mean, it would seem like North Star's closed, closed Premier, dividends just increased, organic growth hopefully accelerates? Is that kind of the playbook for the next two to three quarters, and then reevaluate at the end of the year? Is that fair?

Mr. Chuck Sulerzyski: Yes, I think that that's fair. I think the earnings potential with these deals behind us is quite high. And I think that next year we have the opportunity to reexamine the dividend and hit on historic targets of 40% to 50% payout, and got upside to increase the dividend further.

Facilitator:
At this time, there are no further questions. Sir, do you have any closing remarks?
Mr. Chuck Sulerzyski:
Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.
Thank you for your time, I wish everyone good health and have a great day.
Faciliator:
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

END